As filed with the Securities and Exchange Commission on October 10, 1996

                                                        Registration No. 33-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                    FORM  S-3
                             REGISTRATION STATEMENT
                                     UNDER
                            THE SECURITIES ACT OF 1933



                                  BENIHANA  INC.
              (Exact name of Registrant as specified in its charter)

            Delaware               5812                    65-0538630
           (State or other     (Primary standard          (I.R.S.employer
            jurisdiction of    industrial classification   identification
            incorporation)        code number)                number)


                            8685 Northwest 53rd Terrace
                                Miami, Florida 33166
                                                  (305) 593-0770
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            Joel A. Schwartz, President
                                   Benihana Inc.
                            8685 Northwest 53rd Terrace
                                Miami, Florida 33166
                                   (305) 593-0770
           (Name, address and telephone number of agent for service)

                                     Copies to:

                             Herschel S. Weinstein, Esq.
                     Dornbush Mensch Mandelstam & Schaeffer, LLP
                                  747 Third Avenue
                               New York, New York 10017
                                   (212) 759-3300

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. | X |


                                              CALCULATION OF REGISTRATION FEE

                                    Proposed                Proposed             Proposed
Title of each Class of              Amount of               Maximum              Maximum
Securities to be                    Securities to           Offering             Aggregate                Amount of
Registered (1)                      be Registered           Price Per            Offering Price           Registration
                                                            Share (2)            (2)                      Fee
----------------------              -------------           ---------            --------------           ------------
Common Stock, par
value $.10 per share (1)               32,500 Shs.           $13.00               $  422,500                $  145.69

Class A Common
Stock, par value $.10
per share (1)                         500,000 Shs.           $ 9.1875             $4,593,750                $1,584.05
                                                                                                            ---------
      Total                                                                                                 $1,729.74
                                                                                                            =========

(1)  All of such shares will be sold by selling stockholders.

(2) Estimated solely for purposes of calculating the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based upon the closing price of the Common Stock and the Class A Common Stock, respectively of Benihana Inc. as reported on the NASDAQ National Market System on October 7, 1996.




The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become due in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      Subject to Completion October 10, 1996


                               P R O S P E C T U S


                                  BENIHANA INC.


                          32,500 Shares of Common Stock
                     500,000 Shares of Class A Common Stock


                  This Prospectus relates to 32,500 shares of Common Stock, par value $.10 per share (the "Common Stock"), and 500,000 shares of Class A Common Stock, par value $.10 per share (the "Class A Stock"), of Benihana Inc., a Delaware corporation (the "Company"). The shares of Common Stock and Class A Stock offered hereby are collectively referred to herein as the "Shares". All of the Shares may be offered and sold from time to time by the Selling Stockholders named herein. See "SELLING STOCKHOLDERS."

                  The Shares offered by this Prospectus may be sold from time to time by the Selling Stockholders, or by transferees at any time after the date of this Prospectus. No underwriting arrangements have been entered into by any of the Selling Stockholders. The distribution of the Shares by the Selling Stockholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of the Shares.

                  The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders. See "Selling Stockholders." The Common Stock and the Class A Stock are traded on the National Market System of the National Association of Securities Dealers under the symbols BNHN and BNHNA, respectively.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                    The Date of this Prospectus is          , 1996
                                                  ----------

                              AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements  and other  information  can be  inspected  and  copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies can be obtained by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also contains a Web Site (http://www.sec.gov) that contains reports, proxy statements and other information.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, and Quarterly Report on Form 10-Q for the three-month period ended July 21, 1996 (Commission File Number O-21644) are incorporated herein by reference. All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

                  The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered copies of the above documents, other than exhibits thereto, upon request of any such person to the Secretary of the Company, 8685 Northwest 53rd Terrace, Miami, Florida 33166 (telephone number (305) 593-0770).

                                   THE COMPANY

                  Benihana Inc. and its subsidiaries (the "Company") own and operate 38 Benihana and Benihana Grill dinnerhouse restaurants and licenses ten other such restaurants. The Company has the exclusive rights to own, develop and license Benihana and Benihana Grill restaurants in the United States (subject to certain rights owned by an affiliate, Benihana of Tokyo, Inc., ("BOT") in the State of Hawaii), Central and South America and the islands of the Caribbean Sea, and owns the related United States trademarks and service marks.

                  The Benihana restaurants feature the teppanyaki style of Japanese cooking in which the food is prepared by a Benihana chef on a grill which forms part of the table on which the food is served. The Benihana Grills are smaller versions of the Benihana restaurants suitable for smaller markets and strip shopping centers.

                  The Company is incorporated under the laws of the State of Delaware. The principal executive offices of the Company are located at 8685 Northwest 53rd Terrace, Miami, Florida 33166 and its telephone number is (305) 593-0770).

                                 USE OF PROCEEDS

                  The Company will receive none of the net proceeds from the sale of the Selling Stockholders Shares offered hereby. The Company is paying all expenses of the registration of the Shares other than underwriting or brokerage commission discounts and counsel fees.


                              PLAN OF DISTRIBUTION

                  The Selling Shareholders have advised the Company that they may offer and sell the shares of Common Stock offered hereby (See "Selling Stockholders") from time to time in broker's transactions, individually negotiated transactions or a combination thereof at market prices prevailing from time to time. The precise amounts and timing of sales, if any, of the shares offered hereby will be determined from time to time by each Selling Shareholders in their sole discretion.

                  The Company has agreed to bear the costs of registering the Selling Shareholder shares offered hereby under the Securities Act of 1933, as amended.

                  Each  Selling   Shareholder   will  deliver  a  Prospectus  in
connection with the sale of the Shares offered hereby.

                              SELLING STOCKHOLDERS

                  The Selling Stockholders are offering hereby a total of 32,500 shares of Common Stock and 500,000 shares of Class A Stock. Each of the Selling Stockholders has a material relationship with the Company. The following table sets forth the name of each person who is a Selling Stockholder, such person's relationship with the Company, the number of Shares of such class now owned by each such Selling Stockholder (including the number of shares each such Selling Stockholder has the right to acquire through the exercise of options or the conversion of Convertible Preferred Stock), the total number of Shares offered hereby and the number of Shares and percentage of such class which will be owned by such Selling Stockholder after completion of the Offering:

                                  Common Stock

                                  Number of          Number of               Shares to           Percentage
                                  Shares of          Shares of               be Owned            of Class
                                  Class              Class                   After               After
      Name                        Owned(1)           Offered                 Offering(1)         Offering
      ----                        ---------          ---------               -----------         --------
John E. Abdo(2)                   25,000              7,500(3)               17,500                 *
Irwin K. Chapman(2)               20,750             12,500(3)                8,250                 *
Darwin C. Dornbush(4)             16,000             12,500(3)                3,500                 *
                                  -------            ---------               --------
         Total                    61,750             32,500                  29,250
                                  =======            =========               ========

                                  Class A Stock

                                  Number of          Number of               Shares to           Percentage
                                  Shares of          Shares of               be Owned            of Class
                                  Class              Class                   After               After
      Name                        Owned(1)           Offered                 Offering(1)         Offering
      ----                        ---------          ---------               -----------         ----------
Benihana of Tokyo, Inc.(5)        358,100(6)         300,000(7)               58,100 (6)         2.5%
Trust, u/t/a 3/15/76 f/b/o
     John E. Abdo(8)              242,000(9)         200,000                  42,000 (9)         1.8%
                                  ----------         ---------               -----------
      Total                       600,100            500,000                 100,100
                                  ==========         =========               ===========

*  less than 1%

1) Includes shares which may be acquired through exercise of options or through the conversion of the Company's Convertible Preferred Stock.

(2)      Director of the Company.

(3) Represents shares which may be acquired through exercise of stock options.

(4)      Director and Secretary of the Company.

(5) The principal stockholder of the Company, owning 1,830,405 shares (52.1%) of Common Stock. Rocky H. Aoki, who is Chairman of the Board and a director of the Company, is the beneficial owner of all of the outstanding shares of the capital stock of BOT (the "BOT Stock"). The BOT Stock is held in a voting trust of which Messrs. Aoki, Darwin C. Dornbush, the Secretary and a Director of the Corporation, and Katsu Aoki, Mr. Aoki's mother, are the trustees. By reason of such position such individuals may be deemed to share beneficial ownership of the BOT Stock and the shares of the Corporation owned by BOT.

(6) Includes 23,100 shares owned by, and 35,000 shares which may be acquired through exercise of options held by, Rocky H. Aoki.

(7) Represents shares which may be acquired through conversion of 2,000 shares of the Company's Series A Convertible Preferred Stock owned by BOT.

(8) John E. Abdo, who is sole trustee and beneficiary of this Trust, is a director of the Company.

(9)      Includes 42,000 shares owned by John E. Abdo.


                                 LEGAL MATTERS

                  The legality of the securities being offered hereby will be passed upon for the Company by Dornbush Mensch Mandelstam & Schaeffer, LLP, New York, New York. Darwin C. Dornbush, a partner in Dornbush Mensch Mandelstam & Schaeffer, LLP., is a director of the Company and owns, beneficially and of record, 1,000 shares of the Company's Common Stock and options to purchase 15,000 shares of the Common Stock. Mr. Dornbush is also a trustee of a voting trust which is the record owner of all of the issued and outstanding stock of Benihana of Tokyo Inc., which owns, beneficially and of record, of 1,838,405 shares of the Common Stock and 2,000 shares of the Company's Series A Convertible Preferred Stock, which is convertible into 300,000 shares of the Company's Class A Stock.


                                   EXPERTS

                  The consolidated financial statements of the Company and its subsidiaries as of March 31, 1996 and March 26, 1995 and for each of the three years in the period ended March 31, 1996 incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent certified public accountants, as stated in their reports thereon incorporated by reference herein and elsewhere in the Registration Statement, and have been referred to herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

    No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering described herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer of any securities other than those specifically offered hereby or of any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.



        TABLE OF CONTENTS


 Page

Available Information.......................................................2
Incorporation of Certain
  Documents by Reference....................................................2
The Company.................................................................3
Use of Proceeds.............................................................3
Plan of Distribution........................................................3
Selling Shareholders........................................................3
Legal Matters...............................................................6
Experts.....................................................................6










                                BENIHANA INC.


                               32,500 Shares of
                                 Common Stock

                               500,000 Shares of
                              Class A Common Stock








                                 PROSPECTUS






                                 ---------,  1996

                                   PART II

                    Information Not Required in Prospectus


Item 14.  Other Expenses of Issuance and Distribution

                  The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than broker's discounts or commissions to be paid by the Selling Stockholders) are as follows:

        Amount

SEC Registration Fee ..................              $  1,729.74
Accounting Fees and Expenses.......                      *
Legal Fees and Expenses..............                    *
Miscellaneous Expenses...............                    *
                                                     -----------

          Total ..........................           $
                                                     ===========



*  To be completed by amendment


Item 15.  Indemnification of Directors and Officers

                   Under Section 145 of the Delaware General Corporation Law, subject to various exceptions and limitations, the Company may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except, in the case of an action by or in the right of the Company to procure a judgment in its favor, as to any matter in which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty. The Company is required to indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith. In addition, Delaware law permits a corporation to limit or eliminate the liability of a director to the corporation and its shareholders for negligent breaches of such directors' fiduciary duties in certain circumstances. The foregoing statement is qualified in its entirety by the detailed provisions of Sections 145 and 102 of the Delaware General Corporation Law.

                  The Company's Certificate of Incorporation and By-Laws contain provisions with respect to the indemnification of directors and officers which provide for indemnification to the full extent provided by Delaware law as described above and which eliminate the liability of directors for negligent breaches of their fiduciary duties to the Company in certain circumstances to the full extent permitted by the Delaware General Corporation Law.

                  The Company carries an officers' and directors' liability insurance policy which provides for payment of expenses of the Company's officers and directors in connection with certain threatened, or completed, actions, suits and proceedings against them in their capacities as officers and directors, in accordance with the Company's By-Laws and the General Corporation Law of Delaware.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. Furthermore, the Company has given certain undertakings with respect to indemnification in connection with this Registration Statement.


Item 16.  Exhibits

(a)  Exhibits

4.01  -           Certificate of Incorporation of the Company defining the
                  respective rights of the Company's Common Stock and Class A
                  Common Stock. Incorporated by reference to Exhibit 3.01 of the Company's Registration Statement on Form S-4,
                  Registration No. 3388295, made effective March 23, 1995.
                  (the "S-4")

4.02  -           Form of Certificate representing shares of the Company's
                  Common Stock. Incorporated by reference to Exhibit 4.02 of the S-4.

4.03  -           Form of Certificate representing shares of the Company's
                  Class A Common Stock. Incorporated by reference to Exhibit
                  4.03 of the S-4.

5.01* -           Opinion of Dornbush Mensch Mandelstam & Schaeffer LLP.

23.01 -           Consent of Deloitte & Touche, LLP.

23.02*-           Consent of Dornbush Mensch Mandelstam & Schaeffer, LLP.
                  Included in Exhibit 5.01.

24.01 -           Power of Attorney (contained on Page II-5).




 *  To be filed by amendment.

Item 17.  Undertakings

The Registrant hereby undertakes:

          (1)(A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (2) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                               SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on the 11th day of September, 1996.




                                            BENIHANA INC.




                                       By:  /s/ Joel A. Schwartz
                                            ---------------------------
                                            Joel A. Schwartz, President

                          POWER OF ATTORNEY


                  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rocky H. Aoki and Joel A. Schwartz and Darwin C. Dornbush, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.


                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                       TITLE                     DATE


PRINCIPAL EXECUTIVE
OFFICER:




 /s/Rocky H. Aoki                Chairman, Chief Executive   September 11, 1996
----------------------------     Officer and Director
    Rocky H. Aoki


PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:




  /s/Michael R. Burris           Vice President-Finance      September 11, 1996
----------------------------
     Michael R. Burris


DIRECTORS:




/s/Joel A. Schwartz              President and a Director    September 11, 1996
----------------------------
   Joel A. Schwartz




/s/Taka Yoshimoto                Executive Vice President-   September 11, 1996
----------------------------     Operations and a Director
   Taka Yoshimoto



/s/Irwin K. Chapman              Director                    September 12, 1996
----------------------------
   Irwin K. Chapman








/s/Robert B. Greenberg           Director                    September 12, 1996
----------------------------
  Robert B. Greenberg




/s/John E. Abdo                  Director                    September 12, 1996
----------------------------
   John E. Abdo




/s/Darwin C. Dornbush            Director                    September 13, 1996
----------------------------
  Darwin C. Dornbush

                                 EXHIBIT INDEX

Exhibit                                                        Consecutively
Number                                                         Numbered Page


23.01   -         Consent of Deloitte & Touche, LLP.               16

                                                            EXHIBIT 23.01





                        INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Registration Statement of Benihana Inc. on Forms S-3 of our report dated May 3, 1996 appearing in the Annual Report on Form 10-K of Benihana Inc. for the year ended March 31, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.





                                Deloitte & Touche LLP
                                Miami, Florida
                                October 8, 1996